Exhibit 99.2
Erie Indemnity Company
Consolidated Statements of Operations
(dollars in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
	(Unaudited)		(Unaudited)
Operating revenue
Management fee revenue - policy issuance and renewal services	$862,879	$823,853	$1,649,278	$1,578,902
Management fee revenue - administrative services	19,619	18,296	39,094	35,941
Administrative services reimbursement revenue	201,554	212,644	401,650	422,917
Service agreement revenue	5,744	5,304	11,685	11,736
Total operating revenue	1,089,796	1,060,097	2,101,707	2,049,496

Operating expenses
Cost of operations - policy issuance and renewal services	684,119	648,280	1,329,147	1,276,030
Cost of operations - administrative services	201,554	212,644	401,650	422,917
Total operating expenses	885,673	860,924	1,730,797	1,698,947
Operating income	204,123	199,173	370,910	350,549

Investment income
Net investment income	22,587	20,030	46,147	39,978
Net realized and unrealized investment gains (losses)	557	479	(208)	981
Net impairment losses recognized in earnings	(591)	(909)	(1,267)	(1,823)
Total investment income	22,553	19,600	44,672	39,136

Other income	1,401	1,974	2,821	5,808
Income before income taxes	228,077	220,747	418,403	395,493
Income tax expense	47,783	46,062	87,635	82,391
Net income	$180,294	$174,685	$330,768	$313,102

Net income per share
Class A common stock – basic	$3.87	$3.75	$7.10	$6.72
Class A common stock – diluted	$3.45	$3.34	$6.32	$5.99
Class B common stock – basic and diluted	$581	$563	$1,065	$1,008

Weighted average shares outstanding – Basic
Class A common stock	46,189,033	46,189,063	46,188,942	46,188,984
Class B common stock	2,542	2,542	2,542	2,542

Weighted average shares outstanding – Diluted
Class A common stock	52,298,697	52,304,407	52,299,440	52,304,397
Class B common stock	2,542	2,542	2,542	2,542

Dividends declared per share
Class A common stock	$1.4625	$1.365	$2.925	$2.73
Class B common stock	$219.375	$204.75	$438.75	$409.50

Erie Indemnity Company
Consolidated Statements of Financial Position
(in thousands)

	June 30, 2026	December 31, 2025
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents (includes restricted cash of $39,608 and $30,189, respectively)	$282,902	$345,874
Available-for-sale securities	61,715	33,902
Available-for-sale securities lent	1,973	3,436
Receivables from Erie Insurance Exchange and affiliates, net	753,245	735,589
Prepaid expenses and other current assets, net	92,533	66,061
Accrued investment income	14,194	14,311
Total current assets	1,206,562	1,199,173

Available-for-sale securities, net	1,327,084	1,286,566
Equity securities	150,516	70,624
Available-for-sale and equity securities lent	67,939	61,063
Fixed assets, net	593,365	571,476
Agent loans, net	100,680	93,953
Defined benefit pension plan	62,096	24,137
Other assets, net	48,774	48,489
Total assets	$3,557,016	$3,355,481

Liabilities and shareholders' equity
Current liabilities:
Commissions payable	$457,211	$425,320
Agent incentive compensation	116,570	132,560
Accounts payable and accrued liabilities	205,760	200,701
Dividends payable	68,109	68,109
Contract liability	48,457	47,561
Deferred executive compensation	9,154	9,400
Securities lending payable	63,157	61,936
Total current liabilities	968,418	945,587

Defined benefit pension plan	34,703	33,410
Contract liability	23,148	23,274
Deferred executive compensation	21,018	22,050
Deferred income taxes, net	19,085	24,788
Other long-term liabilities	23,538	22,998
Total liabilities	1,089,910	1,072,107

Shareholders’ equity	2,467,106	2,283,374
Total liabilities and shareholders’ equity	$3,557,016	$3,355,481
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